Exhibit 6.41

[***] Certain information in this document has been excluded pursuant to the Instruction to Item 17 of Form 1-A. Such excluded information is not material, is the type that the registrant treats as private or confidential and would likely cause competitive harm to the registrant if publicly disclosed.

335 Madison Ave, 4th Floor
New York, NY 10017

Asset Consignment
You, the undersigned consignor, own 100% of the right, title and interest (the “interest”) in the asset described below (the “asset”) and desire to list the asset for consignment on the platform. We, Otis Wealth, Inc., operate, as described below, and we desire to receive the asset on consignment. You acknowledge that the asset, as described below, is authentic and have represented the asset’s condition accurately.

NFT

Title	BAYC #7485 Bundle
Asset	BAYC #7485 BAKC #7485 M1 Mutant Serum M2 Mutant Serum
Medium	NFT
Blockchain	Ethereum
Acquisition Price	$940,000

Consignment
You (as consignor) are  agreeing with us (as consignee) to offer the asset for sale through our platform to a series of one of our affiliates, Otis Gallery LLC or Otis Collection LLC, and the series to be associated with the asset (the “series”). Funds for consummation of the sale will come from the offering and sale to investors of membership interests in the series (the “offering”).

We, as your agent, will have the exclusive right to sell the asset for a period of 90 days, and you agree to consign to us, and we agree to accept on consignment from you, subject to the terms and conditions of this agreement, the asset. At the end of the 90-day period, you may elect in writing to have the asset returned to you, at your cost, otherwise the consignment will continue for successive 30-day periods unless terminated on 30 days’ notice. Notwithstanding the foregoing, if the offering is fully funded (meaning the full offering amount has been received in escrow) but has not yet formally closed before the end of the 90-day consignment period, the consignment period shall be deemed to automatically extend through closing of the offering, after which point the closing of the sale will be consummated. This agreement is intended to be a true consignment agreement, and the consignment created hereunder is intended to be a true consignment, where title to the asset remains with you unless and until the asset is sold to the series. We may terminate this agreement, and the consignment, at any time in writing and will return the asset to you, at our cost , within 5 business days of the date we terminate this agreement.

You agree to deliver the asset to us, at your cost, within 5 business days of the date hereof to the address set forth below, to be stored during the consignment. If applicable, we will be responsible for storage fees while the asset is consigned.

[***]

You will retain title, and we will release any right, title and/or interest we might otherwise have in the asset, except the right to sell and to convey good title to the asset to the series as purchaser of the asset, if the sale is consummated. You bear all risk of loss to the asset until  the asset is delivered to us. We will bear all risk of loss to the asset from and after the time of delivery of the asset to us, and will carry customary insurance on the  amount of the acquisition  price of the asset as set forth above.

In the event that the minimum proceeds for the series to consummate the sale are not raised in the offering, we will return the asset to you at our cost, and we will no longer be responsible for maintenance, storage and/or insurance upon your receipt of the asset.

Consideration
The consideration for the asset (the interest in the asset) is cash and equity interests as set forth below:

1.
$90,000 in cash, to be paid by wire transfer (pursuant to the instructions below) within 5 business days of the closing of the offering; and
2.
$850,000 in membership interests (the “equity”) in the series, such amount subject to rounding.

Closing of the offering means the disbursement from escrow to the series of investor funds raised in the offering. If applicable, you agree to sign one or more additional documents with respect to the equity, which shall not be inconsistent with anything set forth herein.

Wire Information
Bank: [***]
Recipient: [***]
Recipient Address: [***]
Routing #: [***]
Account #: [***]
Instructions (leave blank if N/A): [***]

Agreement of Purchase & Sale
Effective immediately following the closing of the offering, you agree to sell the interest in the asset to the series, and the series agrees to purchase the interest in the asset from you, for the consideration set forth above. This is a valid and binding obligation, enforceable in accordance with its terms. You own good and marketable title in and to the asset; there is no lien, claim, charge, pledge, lease, hypothecation, security interest, encumbrance and/or other interest in, on, against or in connection with the asset, or any portion thereof; and no claim of any agent of yours could prevent you from transferring the interest in the asset free and clear.

Closing
The closing of the sale may occur in two stages and will be deemed fully consummated effective upon your receipt of the consideration set forth above, and the series will be deemed to have accepted delivery of, title to and all risk of loss with respect to the interest in the asset. For value received, you acknowledge that, at closing of the sale, the interest, the asset, good and marketable title to the asset, all right to possession of the asset and all legal ownership of the interest and the asset are irrevocably, without condition or reservation of any kind, sold, transferred and conveyed to the series, subject to the terms of this agreement.

Some More Legalese
No changes or waivers will be effective unless in writing and signed by both of us. This contains the entire agreement and understanding, and supersedes all prior agreements and understandings, with respect to the subject matter hereof. With respect to a one-stage closing, this agreement serves as the bill of sale for the interest in the asset.

Otis Wealth, Inc.	Consignor

/s/ Michael Karnjanaprakorn	/s/ [***]
Michael Karnjanaprakorn, CEO	Name: [***]
Date: 12/2/2021	Date: 2 December 2021